Exhibit 99.1

Procore Appoints Microsoft Executive Erin Chapple to Board of Directors

Azure Executive will Advise on Procore’s Platform Strategy

CARPINTERIA, Calif., Dec. 22, 2021 —Procore Technologies, Inc. (NYSE: PCOR), a leading provider of construction management software, today announced the appointment of Erin Chapple to its Board of Directors.

Chapple serves at Microsoft (NASDAQ: MSFT) as the Corporate Vice President of Azure Core, a public cloud computing platform. She has held this position since March 2021 and has been with Microsoft for more than two decades. In her current role, Chapple delivers globally available compute, storage, networking and management services that power the world’s workloads from traditional to cloud-native applications.

“We are thrilled to welcome Erin Chapple to Procore’s Board of Directors as we continue to strengthen our construction platform and deliver against our strategic roadmap,” said Tooey Courtemanche, Procore Founder, President and CEO. “Erin is a strong technology leader with extensive experience in delivering leading-edge solutions that power the world. Her unique insights will be crucial as we continue to enhance our architecture and product strategy, to ultimately connect everyone in construction on our global platform.”

“Procore is leading the transformation of construction, one of the oldest, largest, and least digitized industries in the world, through modern product offerings designed to better manage risk and accelerate growth,” said Chapple. “I look forward to helping Procore tackle the construction industry’s challenges, and contributing to an innovative platform that enables better collaboration.”

Prior to serving in her current role, Chapple was the Corporate Vice President of the Operating Systems team that is responsible for the technology at the foundation of all Windows-based products. She joined Microsoft in 1998 as a Program Manager on the Small Business Server, and since then, has contributed to more than 15 operating system releases in various leadership positions. Chapple is also one of the Executive Sponsors of the Microsoft Women’s Employee Resource Group, and is known for her advocacy and support of women in technology.

More information about Procore’s Board of Directors can be found here.

About Procore

Procore is a leading provider of construction management software. Over 1 million projects and more than $1 trillion USD in construction volume have run on Procore’s platform. Our platform connects every project stakeholder to solutions we’ve built specifically for the construction industry—for the owner, the general contractor, and the specialty contractor. Procore’s App Marketplace has a multitude of partner solutions that integrate seamlessly with our platform, giving construction professionals the freedom to connect with what works best for them. Headquartered in Carpinteria, California, Procore has offices in the United States, Canada, and around the globe. Learn more at Procore.com.

Contacts

Media Contact

Andee Brooker

press@procore.com

Investor Contact

Matthew Puljiz

ir@procore.com

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